Exhibit 10.1
SETTLEMENT AGREEMENT AND AMENDMENT TO THE SUPPLY AGREEMENT
This Settlement Agreement and Amendment to the Supply Agreement as defined hereinafter by and between Dendreon Corporation, a corporation organized under the laws of the State of Delaware, and having a place of business at 3005 First Avenue, Seattle, Washington 98121 (“DENDREON”), and Diosynth RTP Inc, a corporation organized under the laws of the State of Delaware and having a place of business at 101 J. Morris Commons Lane, Morrisville, NC 27560 (“DIOSYNTH”) (DENDREON and DIOSYNTH each individually a “Party”, and collectively the “Parties”) (the “Settlement and Amendment”) is, notwithstanding the signature dates, effective as of 24 October, 2008 (“Settlement and Amendment Effective Date”) .
WITNESSETH:
Whereas, DENDREON and DIOSYNTH are parties to that certain Supply Agreement dated 22 December, 2005, (the “Supply Agreement”) for the manufacture and supply of the Ancillary Component (as defined in the Supply Agreement);
Whereas, DENDREON and DIOSYNTH have been discussing resolutions for conflicts with regard to the certain subjects provided for hereunder and accordingly wish to settle such conflicts as well as to amend the terms of the Supply Agreement.
Now, Therefore, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:
1.	Amendment
1.1.	Section 3.1 of the Supply Agreement shall be replaced entirely with the following:
“The term of this Agreement shall commence on the Effective Date and shall continue until 31 December 2013 with automatic renewal for 5 year terms unless either Party gives written notice at least 24 months prior to the expiration of such initial or renewal term, or unless terminated sooner pursuant to Sections 3.2, 3.3 or 3.4 below (“Term”).”
1.2.	Section 3.4 of the Supply Agreement shall be replaced entirely with the following:
“This Agreement may be terminated at DIOSYNTH’S option following DENDREON’s failure to place an Order for at least a nine-month Campaign prior to the ninetieth (90th) day following regulatory approval of the BLA (as defined in Section 3.5), as such will be or may have been amended.
In addition, DIOSYNTH may at its option terminate this Agreement if (i) DENDREON reasonably finds that the complete clinical data from Dendreon’s IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment) trial are unfavorable such that commercial manufacture of Ancillary Component is no longer required and/or reasonably to be expected within the (then current) Term and accordingly provides DIOSYNTH with a written reasoned statement to that effect as soon as commercially reasonably possible but in no event later

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than within thirty (30) business days from DENDREON’s receipt of the respective clinical data, or (ii) if the respective clinical data referred to under (i) above is not available to DENDREON on or prior to 1 January 2010 with respect to the complete clinical data, of which unavailability DENDREON must notify DIOSYNTH within thirty (30) days of such respective dates.”.
1.3	The first sentence of Section 3.7 of the Supply Agreement shall be amended as follows:
“Termination of this Agreement for any reason, including without limitation, the expiry hereof, shall not relieve (...)”
1.4	Section 4.2(a) of the Supply Agreement shall be replaced entirely with the following:
“Twenty-five percent (25%) of the Campaign Base Price (as set forth in Schedule 3, based on the assumption of delivery of the (then current) Minimum Gram Guarantee) upon the later of (i) receipt of the Order, or (ii) the date which is twelve (12) months before the Order Campaign Start Date; provided that, solely with respect to DENDREON’s Order pursuant to Section 3.4, DIOSYNTH may invoice DENDREON fifty percent (50%) of the Campaign Base Price, plus a premium of up to five percent (5%) of the Campaign Base Price (“Premium Payment”). For the avoidance of doubt, such Premium Payment is in addition to, and not part of, the Campaign Base Price payable by DENDREON for such Order.
1.5	The first two sentences of Section 6.2 of the Supply Agreement:
“DENDREON shall submit to DIOSYNTH (...) through July 1, 2008.”
shall be replaced entirely with the following:
“DIOSYNTH shall be free to fill its intermediate scale cell culture facility with other customers until an Order pursuant to Section 3.4 is submitted, following which DIOSYNTH will schedule a Campaign as soon as it has sufficient capacity available.”
1.6	Section 6.3 of the Supply Agreement shall be replaced entirely with the following:
“Any Order by DENDREON shall be submitted to DIOSYNTH at least twelve (12) months prior to the requested Campaign Start Date that is specified in the Order (such specified Campaign Start Date, the “Order Campaign Start Date”).”
1.7	Section 6.4 of the Supply Agreement shall be replaced entirely with the following:
“Without detracting from Section 3.4, each Order shall be for a six (6), nine (9) or twelve (12) month Campaign and shall specify (i) the Order Campaign Start Date; (ii) the length of

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the Campaign; and (iii) the designated carrier for delivery of Ancillary Component.”
1.8	The first sentence of Section 6.6 of the Supply Agreement shall be amended as follows:
“After receiving an Order Acceptance for a Campaign, (...)”
1.9	The first sentence of Section 6.8 of the Supply Agreement shall be amended as follows:
“Following the Order Acceptance, the Order shall be binding on both Parties (...)”
1.10	The first sentence of Section 6.9 of the Supply Agreement shall be amended as follows:
“Except with respect to the Order pursuant to Section 3.4, DENDREON shall have the right to cancel any Order (...)”
1.11	The first sentence of Section 6.10 of the Supply Agreement shall be amended as follows:
“Except with respect to the Order pursuant to Section 3.4, DENDREON shall have the right to reduce any Order (...)”
1.12	Section 8.3 of the Supply Agreement shall be replaced entirely with the following:
“Ancillary Component shall be considered non-conforming, and may be rejected by DENDREON, if it fails to conform to the warranties set forth in section 17.1.”
1.13	Section 14.10 of the Supply Agreement shall be replaced in its entirety by the following language:
“During the Term of this Agreement, and for a period of 18 months after its expiration or any termination, except a termination pursuant to Section 3.4, DIOSYNTH shall, at DENDREON’s sole expense, cooperate, subject to the availability of resources in DIOSYNTH’s reasonable determination, in transferring the manufacture and supply of Ancillary Component to another manufacturing site, including transferring existing inventories of Ancillary Component and Process Consumables (“Technology Transfer”). DIOSYNTH shall also provide copies of batch records, development reports, project correspondence, process validation protocols, process drawings, product-specific test methods, applicable subcontractor reports, or other Process Inventions and information related to and reasonably necessary for DENDREON to make Ancillary Component at an alternate site (which may include know how that otherwise constitutes Confidential

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Information of DIOSYNTH). DIOSYNTH may invoice DENDREON for the time expended in performing its obligations under this Section 14.10, at a mutually agreed upon hourly rate, plus any direct expenses. In the event that DIOSYNTH terminates the Supply Agreement pursuant to Section 3.4 and DENDREON experiences a Change of Control (as defined below) within eighteen (18) months of the effective date of such termination, DENDREON’s successor-in-interest may provide DIOSYNTH with a written request within such eighteen (18) month period that DIOSYNTH either: (1) supply the successor-in-interest with Ancillary Compound pursuant to the terms and conditions of the Supply Agreement or (2) conduct a Technology Transfer pursuant to all the conditions set forth above (including, but not limited to, the availability of resources in DIOSYNTH’s reasonable determination); provided that, the determination of whether to supply or conduct a Technology Transfer is within DIOSYNTH’s sole discretion. For purposes of this Section 14.10, “Change of Control” shall mean a third party acquires all of the rights required to operate DENDREON’s business relating to the Ancillary Compound and the Supply Agreement by merger, sale of assets or otherwise.
2.	Settlement — Batch 5

2.1 As determined by the outcome of the dispute resolution process set forth in Section 8.5 of the Supply Agreement, the Parties agree that Dendreon is not obligated to pay Diosynth for Batch 5 of Ancillary Component (“Batch 5”) in accordance with the opinion of an independent third party expert that Batch 5 did not conform with cGMP.
3.	Settlement — Freezer Batches
3.1	DENDREON agrees to immediately upon the execution hereof purchase from DIOSYNTH and take ownership of all Ancillary Component that form part of Batches 9, 10, 13 (limited to bottles 4, 5 and 6 only; see Section 3.3 below) and 14, all of which were affected by a freezer deviation, with a total of [ ...]* ([...]*) grams (collectively, the “Freezer Batches”), at [...]* percent ([...]*%) of the Campaign Base Price (i.e. [...]*% of USD [...]* per gram = USD [...]* per gram) (the “Provisional Price”).

3.2	If, at any time, DENDREON directly or indirectly makes use of any part of the Freezer Batches in humans, whether for clinical or commercial purposes, it shall forthwith notify DIOSYNTH thereof and within fifteen (15) days of such notification, pay DIOSYNTH a price per gram utilized equal to USD [...]* per gram.

3.3	DENDREON will actively and in a timely manner and at no cost to DIOSYNTH support the sublot designation of (i) bottles 1, 2 and 3 of Batch 13 (i.e. the bottles of Batch 13 that weren’t affected by the Freezer Deviation described above) into ‘Sublot Batch 13’ and (ii) bottles 4, 5 and 6 of Batch 13 (i.e. the bottles of Batch 13 that were affected by the Freezer Deviation) into ‘Sublot Batch 13A’.

3.4	DENDREON acknowledges and agrees that the Freezer Batches form part of that certain Campaign that has been performed in 2007, consisting of a total of twenty-three (23) batches

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of Ancillary Component (the “2007 Campaign”). If it, at any time, is determined in accordance with the Supply Agreement that the 2007 Campaign, including the Freezer Batches, does or did not meet the Minimum Gram Guarantee, DENDREON shall waive its rights with respect to DIOSYNTH’s obligations with respect to the Minimum Gram Guarantee and accordingly such Minimum Gram Guarantee shall be deemed to have been met. If it, at any time, is determined in accordance with the Supply Agreement that the 2007 Campaign, including the Freezer Batches, exceeds or exceeded the Minimum Gram Guarantee, Section 2.4 of the Supply Agreement shall apply.
4.	Settlement — Batches 01 and 03
4.1	Promptly following receipt of DENDREON’s documentation supporting such destruction, DIOSYNTH will destroy the Ancillary Component produced in Batches 01 and 03, at no cost to DENDREON, and accordingly, DENDREON is not in any way obligated to pay DIOSYNTH for such Ancillary Component. For the avoidance of doubt, DIOSYNTH is not obligated to replace the said Ancillary Component.
5.	Miscellaneous
5.1	Except to the extent specifically otherwise provided for in this Settlement and Amendment, the terms of the Supply Agreement (including, for the avoidance of doubt, all definitions used in this Settlement and Amendment) shall remain unchanged and intact.
In witness whereof, the Parties have caused this Settlement and Amendment to be executed by their respective duly authorized representatives as of the day and year first written above.

DENDREON CORPORATION		DIOSYNTH RTP INC.
By:	/s/ David Urdal	By:	/s/ Stephen A. Spearman
	Title: Sr. V.P. and CSO		Title: V.P., Development and Production
	Date: Oct. 22, 2008		Date: 10/24/08

		By:	/s/ Henrik Edeback
Title: VP Finance
Date: 10/24/08

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